UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.               )

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☐	Soliciting Material Pursuant to §240.14a-12

OSI RESTAURANT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING PRESS RELEASE HAS BEEN ISSUED IN CONNECTION WITH THE PROPOSED MERGER:

CONTACT: Dirk Montgomery
Chief Financial  Officer
OSI Restaurant Partners, Inc.
813-282-1225

OSI Announces Amended Merger Agreement

Stockholders to Receive Increased Price of $41.15 per Share in Cash

Stockholder Vote to Adopt Merger Agreement Rescheduled to May 25, 2007; with intended adjournment to June 5, 2007

Tampa, FL, May 22, 2007 - OSI Restaurant Partners, Inc. (NYSE: OSI) today announced that it has entered into an amendment to its previously announced Agreement and Plan of Merger with Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. that increases the consideration payable to OSI stockholders to $41.15 per share in cash, without interest, from $40.00 per share (the “Revised Merger Consideration”). The Revised Merger Consideration represents a 27% premium over the closing price of a share of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger. Kangaroo Holdings, Inc. is controlled by an investor group comprised of investment funds associated with Bain Capital Partners, LLC and investment funds affiliated with Catterton Management Company, LLC. OSI’s founders and certain members of its management are expected to exchange shares of OSI’s common stock for shares of Kangaroo Holdings, Inc. in connection with the merger.

OSI’s Board of Directors, based in part upon the unanimous recommendation of its Special Committee of independent directors, has approved and adopted the amended merger agreement and recommends that stockholders adopt the amended merger agreement. Wachovia Securities, LLC served as financial advisor to the Special Committee, and rendered a fairness opinion to the Special Committee as to the fairness, from a financial point of view, of the Revised Merger Consideration to OSI’s stockholders (other than OSI’s founders and members of management who are expected to invest in Kangaroo Holdings, Inc.). Chris T. Sullivan, Chairman of the Board, Robert D. Basham, Vice Chairman of the Board, and A. William Allen, III, Chief Executive Officer, each of whom is expected to exchange shares of OSI common stock for shares of common stock of Kangaroo Holdings, Inc. in connection with the merger, abstained from the board vote.

The amended merger agreement requires that the amended merger agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of OSI common stock, as required by Delaware law, and also adopted by the affirmative vote of the holders, as of the record date, of a majority of the number of shares of OSI common stock held by holders other than OSI’s founders and the members of OSI management expected to exchange shares of OSI common stock for shares of common stock of Kangaroo Holdings, Inc. in connection with the merger. The Special Committee and OSI have been advised that Messrs. Sullivan, Basham and Gannon, OSI’s founders, have agreed with Kangaroo Holdings, Inc. that they will receive only $40 per share for their shares. Pursuant to the merger agreement amendment, OSI has agreed not to pay its regular quarterly cash dividend prior to the closing of the merger or termination of the merger agreement. In addition, the parties have agreed not to terminate the merger agreement under Section 7.1(b) of the merger agreement prior to the close of business on June 19, 2007.

The special meeting of OSI stockholders, which was previously scheduled for May 8, 2007 and was postponed to May 22, 2007, will now be held on Friday, May 25, 2007, at 11:00 a.m., Eastern Daylight Time, at A La Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634. However, in order to provide stockholders with additional time to consider the changes to the merger effectuated by the merger agreement amendment, including the Revised Merger Consideration, and to review updated proxy materials, which OSI expects to send to stockholders promptly, OSI intends to convene the special meeting on May 25, 2007 for the sole purpose of adjourning it to Tuesday, June 5, 2007 at 11:00 a.m. Eastern Daylight Time at A La Carte Pavilion. Stockholders of record as of March 28, 2007 remain entitled to vote at the special meeting. Stockholders who have previously submitted their proxy or otherwise voted, and who do not want to change their vote, need not take any action. Stockholders with questions about the merger or how to vote their shares (or how to change a prior vote of their shares) should call the Company’s proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

About OSI Restaurant Partners

OSI Restaurant Partners, Inc. portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar, Roy’s, Lee Roy Selmon’s, Blue Coral Seafood & Spirits and Cheeseburger in Paradise. It has operations in 50 states and 20 countries internationally.

About Bain Capital

Bain Capital Partners, LLC (http://www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with approximately $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such restaurant and retail concepts as Domino’s Pizza, Dunkin’ Donuts and Burger King, and retailers including Toys "R" Us, AMC Entertainment, Staples and Burlington Coat Factory. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

About Catterton Management

With more than $2 billion under management, Catterton Management is a leading private equity firm in the U.S. focused exclusively on the consumer industry. Since its founding in 1990, Catterton has leveraged its investment capital, strategic and operating skills, and network of industry contacts to establish one of the strongest investment track records in the consumer industry. Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, First Watch Restaurants, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc. More information about the firm can be found at http://www.cpequity.com.

Additional Information and Where to Find It

In connection with the proposed transaction, OSI has filed a definitive proxy statement and other materials with the Securities and Exchange Commission (the "SEC") and expects to file supplementary proxy materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT, THESE OTHER MATERIALS AND THE SUPPLEMENTARY MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT OSI AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the definitive proxy statement as well as other filed documents containing information about OSI at http://www.sec.gov, the SEC’s free internet site. The supplementary materials also will be available on the SEC’s internet site when filed. Free copies of OSI’s SEC filings are also available on OSI’s internet site at http://www.osirestaurantpartners.com.

Participants in the Solicitation

OSI and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OSI’s stockholders with respect to the proposed transaction. Information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the definitive proxy statement and other materials previously filed with the SEC in connection with the proposed transaction and also will be contained in the supplementary materials.